As filed with the Securities and Exchange Commission on July 29, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________
TRAVERE THERAPEUTICS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	27-4842691
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
3611 Valley Centre Drive, Suite 300
San Diego, CA 92130
(Address of Principal Executive Offices)
________________
Inducement Awards
Travere Therapeutics, Inc. 2017 Employee Stock Purchase Plan
Travere Therapeutics, Inc. 2018 Equity Incentive Plan, as amended
(Full Title of the Plan)

Eric Dube
President and Chief Executive Officer
Travere Therapeutics, Inc.
3611 Valley Centre Drive Suite 300
San Diego, CA 92130
(Name and Address of Agent for Service)
(888) 969-7879
(Telephone Number, Including Area Code, of Agent for Service)
________________
Copy to:
Jason L. Kent, Esq.
Cooley LLP.
4401 Eastgate Mall
San Diego, CA 92121
(858) 550-6000
________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐	Non-accelerated filer	☐	Smaller reporting company	☐
						Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. □

CALCULATION OF REGISTRATION FEE

		Proposed
Title of Each Class		Maximum	Proposed Maximum
of Securities to	Amount to be	Offering	Aggregate	Amount of
be Registered	Registered (1)	Price per Share	Offering Price	Registration Fee
Common Stock (par value $0.0001 per share) issuable as Inducement Awards	110,075 shares (2)	$17.09 (4)	$1,881,181.75 (4)	$205.24
Common Stock (par value $0.0001 per share) issuable as Inducement Awards	84,350 shares (3)	$13.05 (5)	$1,100,767.50 (5)	$120.09
Common Stock (par value $0.0001 per share) issuable under the 2017 Employee Stock Purchase Plan	300,000 shares (6)	$13.05 (5)	$3,915,000.00 (5)	$427.13
Common Stock (par value $0.0001 per share) issuable under the 2018 Equity Incentive Plan, as amended	3,200,000 shares (7)	$13.05 (5)	$41,760,000.00 (5)	$4,556.01
Total:	3,694,425 shares	N/A	$48,656,949.25	$5,308.47

(1)    Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that may become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(2)    Represents shares of the Registrant’s common stock reserved for issuance upon the exercise of outstanding stock options granted outside the Travere Therapeutics, Inc. 2018 Equity Incentive Plan, as amended (the “2018 Plan”), but pursuant to the terms of the 2018 Plan as if such stock options were granted under the 2018 Plan, as inducement grants pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules.
(3)    Represents shares of the Registrant’s common stock reserved for issuance upon the vesting of outstanding restricted stock units granted outside the 2018 Plan but pursuant to the terms of the 2018 Plan as if such restricted stock units were granted under the 2018 Plan, as inducement grants pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules.
(4)    This estimate is made pursuant to Rule 457(h)(1) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based on the weighted average exercise price for the Registrant’s common stock subject to outstanding stock options.
(5)    This estimate is made pursuant to Rule 457(c) and Rule 457(h)(1) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based on the average of the high and low prices of the Registrant’s common stock on July 23, 2021, as reported on the Nasdaq Global Market.
(6)    Represents shares of the Registrant’s common stock that were automatically added to the shares authorized for issuance under the Registrant’s 2017 Employee Stock Purchase Plan (the “ESPP”) on January 1, 2021 pursuant to an “evergreen” provision contained in the ESPP. Pursuant to such provision, on January 1st of each year commencing in 2018 and ending on (and including) January 1, 2026, the number of shares authorized for issuance under the ESPP is automatically increased by a number equal to the lesser of (i) one percent (1%) of the total number of shares of common stock outstanding on December 31st of the preceding calendar year, and (ii) three hundred thousand (300,000) shares of common stock. Notwithstanding the foregoing, the Registrant’s Board of Directors may act prior to the first day of any calendar year to provide that there will be no January 1st increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year will be a lesser number of shares of common stock than would otherwise occur pursuant to the preceding sentence.
(7)    Represents 3,200,000 shares of the Registrant’s common stock that were added to the 2018 Plan pursuant to a share reserve increase approved by the Registrant’s stockholders on May 14, 2021.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
ITEM 1.    PLAN INFORMATION.
Not required to be filed with this Registration Statement.

ITEM 2.     REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.
Not required to be filed with this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE.
The following documents previously filed by the Registrant with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:
1.The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Securities and Exchange Commission on March 1, 2021;
2.The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021, filed with the Securities and Exchange Commission on May 6, 2021;
3.The Registrant’s Current Reports on Form 8-K (excluding any information and exhibits furnished under either Item 2.02 or Item 7.01 thereof), filed with the Securities and Exchange Commission on February 2, 2021, February 10, 2021, February 12, 2021, May 19, 2021, May 25, 2021 and June 10, 2021;
4.The information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 from the Registrant’s Definitive Proxy Statement on Schedule 14A (other than information furnished rather than filed), filed with the Securities and Exchange Commission on April 16, 2021; and
5.The description of the Registrant’s common stock set forth in the registration statement on Form 8-A, filed with the Securities and Exchange Commission on January 9, 2014, including any amendments or reports filed for the purposes of updating this description.
All documents, reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents, reports and definitive proxy or information statements, or portions thereof, which are furnished and not filed in accordance with the rules of the Securities and Exchange Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

ITEM 4.     DESCRIPTION OF SECURITIES.
Not applicable.
ITEM 5.    INTEREST OF NAMED EXPERTS AND COUNSEL.
Not applicable.
ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.
The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (the DGCL) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.
The Registrant’s amended and restated bylaws provide that the Company will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time, each person that such section grants us the power to indemnify, which persons include the directors and officers of the Registrant.

As permitted by the DGCL, the Registrant has entered into indemnity agreements with each of its directors and executive officers, that require the Registrant to indemnify such persons against any and all costs and expenses (including attorneys’, witness or other professional fees) actually and reasonably incurred by such person in connection with any action, suit or proceeding (including derivative actions), whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer or is or was acting or serving as an officer, director, employee or agent of the Registrant or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the Registrant’s best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.
The Registrant has an insurance policy in place that covers its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.
Insofar as indemnification for liabilities under the Securities Act may be permitted to the Registrant’s directors, officers or controlling persons pursuant to the foregoing provisions, the Registrant have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

ITEM 7.     EXEMPTION FROM REGISTRATION CLAIMED.
Not applicable.
ITEM 8.     EXHIBITS.

Exhibit:	Description
4.1
Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Amendment No. 2 to the Company’s General Form for Registration of Securities on Form 10-12G (File No. 000-53293), filed with the SEC on October 28, 2010).

4.2
Certificate of Amendment of Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-36257), filed with the SEC on June 11, 2015).

4.3
Certificate of Amendment of Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K (File No. 001-36257), filed with the SEC on November 16, 2020).

4.4
Certificate of Amendment of Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K (File No. 001-36257), filed with the SEC on May 18, 2021).

4.5	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-36257), filed with the SEC on June 10, 2021).
5.1	Opinion of Cooley LLP.
23.1	Consent of Cooley LLP (included in Exhibit 5.1).
23.2	Consent of BDO USA, LLP.
24.1	Power of Attorney (included on the signature page hereto).
99.1
Travere Therapeutics, Inc. 2018 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K (File No. 001-36257), filed with the SEC on May 19, 2021).

99.2
Form of Stock Option Grant Notice, Option Agreement and Notice of Exercise for Inducement Grant Outside of 2018 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 99.2 to the Company’s Registration Statement on Form S-8 (File No. 333-232857), filed with the SEC on July 26, 2019).

99.3
Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement for Inducement Grant Outside of 2018 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 99.3 to the Company’s Registration Statement on Form S-8 (File No. 333-232857), filed with the SEC on July 26, 2019

99.4
Travere Therapeutics, Inc. 2017 Employee Stock Purchase Plan (incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K (File No. 001-36257), filed with the SEC on May 18, 2017)

ITEM 9.     UNDERTAKINGS.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; and

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on July 29, 2021.

TRAVERE THERAPEUTICS, INC.

By:	/s/ Eric Dube
Eric Dube
President and Chief Executive Officer

POWER OF ATTORNEY
Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints Eric Dube and Laura M. Clague, and each or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eric Dube	President, Chief Executive Officer and Director	July 29, 2021
Eric Dube	(Principal Executive Officer)

/s/ Laura M. Clague	Chief Financial Officer	July 29, 2021
Laura M. Clague	(Principal Financial and Accounting Officer)

/s/ Gary Lyons	Chairman of the Board of Directors	July 29, 2021
Gary Lyons

/s/ Stephen Aselage	Director	July 29, 2021
Stephen Aselage

/s/ Timothy Coughlin	Director	July 29, 2021
Timothy Coughlin

/s/ Suzanne Bruhn	Director	July 29, 2021
Suzanne Bruhn

/s/ John A. Orwin	Director	July 29, 2021
John A. Orwin

/s/ Jeffrey A. Meckler	Director	July 29, 2021
Jeffrey A. Meckler

/s/ Roy D. Baynes	Director	July 29, 2021
Roy D. Baynes

/s/ Ron Squarer	Director	July 29, 2021
Ron Squarer

/s/ Sandra Poole	Director	July 29, 2021
Sandra Poole